Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS FOURTH QUARTER AND YEAR-END 2009 RESULTS

BOCA RATON, Fla. – March 3, 2010 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $124.1 million in the fourth quarter ended December 31, 2009, and net income of $0.4 million, or $0.01 per diluted share, which included an impairment charge and a legal settlement charge totaling $1.3 million after-tax. Excluding these items, the Company’s adjusted earnings per diluted share for the fourth quarter of 2009 were $0.05. This compares to revenue of $205.9 million in the prior year quarter and a net loss of $161.3 million, or ($5.22) per diluted share, which included impairment charges of $167.0 million after-tax. Excluding these charges, the Company’s adjusted earnings per diluted share for the fourth quarter of 2008 were $0.18. On a sequential basis, revenue decreased 4% and adjusted net income increased 71% from the third quarter of 2009.

For the year-ended December 31, 2009, the Company generated revenue of $578.2 million and net income of $6.7 million, or $0.22 per diluted share, which included the aforementioned impairment and legal settlement charges. This compares to revenue of $734.2 million and a net loss of $142.9 million, or ($4.61) per diluted share, for the prior year, which included the impairment charges mentioned above. Excluding these items, the Company’s adjusted earnings per diluted share were $0.26 for 2009 and $0.78 for 2008. Cash flow from operations for the year ended December 31, 2009 was $72.3 million.

“While we are still far from what I would characterize as a normal operating environment, I am pleased to highlight a sequential improvement in fourth quarter revenue in our nurse and allied staffing segment, which reflects improvements in demand and booking activity. This is our largest business and the one hardest hit since the start of the credit crisis,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “However, more than offsetting this improved performance were sequential declines in fourth quarter revenue in our physician staffing and clinical trial services segments, which were in part due to normal seasonality. Physician staffing was also impacted by continued low levels of surgeries. Whereas our core staffing business in clinical trial services experienced a sequential improvement, this was offset by weakness in drug safety monitoring, regulatory consulting and contract research activity,” he said.

“Although the economic environment during 2009 was the most difficult in the history of our Company, we were able to accomplish a number of key operating objectives. For example, our market share increased in our largest business, travel nurse staffing, versus our major competitors. This was accomplished while also improving our gross margin. Additionally we generated a record level of free cash flow in 2009 that allowed us to reduce our outstanding debt by $70.6 million and remain in compliance with our credit facility and, as a result, we maintain a relatively low borrowing cost compared to competitors. Thus, while 2009 was extremely challenging, we believe we significantly strengthened our competitive position,” added Mr. Boshart.

Nurse and Allied Staffing

For the fourth quarter of 2009, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $65.4 million, reflecting a 47% decrease from the prior year quarter and a 2% increase sequentially from the third quarter of 2009. Contribution income (defined as income from operations before depreciation and amortization, impairment charges and corporate expenses not specifically identified to a reporting segment) decreased 43% in the fourth quarter of 2009 to $7.2 million from $12.7 million in the same quarter a year ago, and increased 15% sequentially from the third quarter of 2009. The year-over-year decreases in revenue and contribution income reflect the sharp decline in demand for temporary nurse and allied staffing services primarily due to the economic environment.

Segment staffing volume decreased 44% from the prior year quarter, but increased 4% sequentially from the third quarter of 2009. The sequential improvement reflected staffing volume gains in both travel and per diem staffing. The segment average revenue per FTE per week for the fourth quarter of 2009 declined 5% from the prior year quarter due, in part, to fewer hours worked per FTE and a relatively higher mix of certified nurse assistants in the per diem operations. The average hourly bill rate in the travel nurse staffing business declined 2% from the prior year quarter.

For the year-ended December 31, 2009, segment revenue decreased 40% to $313.0 million from $525.8 million in the prior year, while contribution income decreased 43% to $30.6 million from $53.8 million in the prior year period.

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Physician Staffing

For the fourth quarter of 2009, the physician staffing business segment generated revenue of $33.3 million, a 27% decrease from the prior year quarter and a 16% decrease sequentially from the third quarter of 2009. Contribution income decreased 20% in the fourth quarter of 2009 to $3.8 million from $4.8 million in the same quarter a year ago, and decreased 3% sequentially from the third quarter of 2009. Physician staffing days filled for the fourth quarter of 2009 were 21,851 days, a 23% decrease from the prior year quarter and a 10% decrease sequentially from the third quarter of 2009. Revenue per day filled for the fourth quarter of 2009 was $1,522, a 6% decrease from both the prior year quarter and sequentially from the prior quarter, reflecting a change in the mix of specialties due to the continued decline in elective surgeries.

While some of the sequential decrease is seasonal, the Company also believes the recession, stock market decline and the weakened housing market have delayed the retirement plans of many physicians. These factors, along with a reduction in surgeries have resulted in a decrease in demand for temporary physicians, particularly in such specialties as anesthesiology and surgery.

For the year-ended December 31, 2009, segment revenue was $151.9 million and contribution income was $15.2 million. This compares to revenue of $56.6 million and contribution income of $5.7 million in the prior year, reflecting the Company’s acquisition of its physician staffing business in September of 2008.

Clinical Trials Services

For the fourth quarter of 2009, the clinical trials services segment generated revenue of $14.9 million, a decrease of 38% from $23.9 million in the prior year quarter and a decrease of 10% sequentially from the third quarter of 2009. Contribution income decreased 73% in the fourth quarter of 2009 to $0.9 million from $3.4 million in the prior year and decreased 44% sequentially from the third quarter of 2009.

The environment for clinical trials services was weak during 2009 stemming from a slow-down in clinical trials caused largely by economic factors and financial market conditions, along with uncertainty concerning R&D activities following mergers and acquisitions in the pharmaceutical and biotechnology sectors. Meanwhile, the Company has recently seen gradual improvement in the core contract staffing component of its business while continuing to experience weakness in its other service offerings. During the fourth quarter of 2009, the Company streamlined operations by consolidating the brands of its non-staffing services in this segment to gain efficiencies. As a result, the Company took an impairment charge in the fourth quarter of 2009, relating primarily to the planned retirement of a specific trademark. For perspective, these non-staffing services represented less than 1% of the Company’s consolidated revenue in the fourth quarter of 2009.

For the year-ended December 31, 2009, segment revenue decreased 28% to $71.7 million from $99.1 million in the prior year period, while contribution income decreased 54% to $7.0 million from $15.3 million.

Other Human Capital Management Services

For the fourth quarter of 2009, the other human capital management services business segment (education and training and retained search) generated revenue of $10.7 million, a 16% decrease from revenue of $12.7 million in the same quarter in the prior year, but reflected an 11% increase sequentially from the third quarter of 2009. Segment contribution income decreased 24% to $1.0 million in the fourth quarter of 2009 from $1.4 million in the prior year quarter, but increased 51% sequentially from the third quarter of 2009.

For the year-ended December 31, 2009, segment revenue decreased 21% to $41.7 million from $52.8 million in the prior year, while contribution income decreased 60% to $3.0 million from $7.4 million.

Debt Repayments

During the fourth quarter of 2009, the Company reduced its debt by $7.0 million from the end of the prior quarter and for the full-year 2009 reduced its debt outstanding by $70.6 million from the prior year. At December 31, 2009, the Company had $62.5 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 17.5%. At the end of the fourth quarter of 2009, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.86 to 1, which is well under the 2.5 to 1 maximum allowable ratio effective for the duration of the credit agreement. Subsequent to the end of the fourth quarter, the Company made a $4.0 million optional pre-payment on its term debt.

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First Quarter 2010 Guidance

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any significant legal proceedings or repurchases of the Company's common stock.

Cross Country Healthcare expects revenue in the first quarter of 2010 to be in the $120 million to $122 million range and earnings per diluted share to be in the range of $0.01 to $0.03. Historically, the Company’s gross profit margin declines sequentially from the fourth quarter to the first quarter due to the reset of payroll taxes, as well as two less days in the first quarter of the year. This combination typically results in a sequential decrease in earnings of approximately $0.03 per diluted share in the first quarter.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Thursday, March 4th at 10:00 a.m. Eastern Time to discuss its fourth quarter and full-year 2009 financial results. This call will be webcast live and may be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 888-947-9022 from anywhere in the U.S. or by dialing 415-228-4733 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from March 4th through March 18th. A replay of the conference call will be available by telephone from approximately noon Eastern Time on March 4th until November 18th by calling 888-554-3828 from anywhere in the U.S. or 203-369-3739 from non-U.S. locations – Passcode: 2010.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services. The Company offers a comprehensive suite of staffing and outsourcing services to the healthcare market, which together include being a leading national provider of nurse and allied staffing services and multi-specialty physician staffing services; a provider of clinical trials services to global pharmaceutical and biotechnology customers; and a provider of other human capital management services focused on healthcare. The Company has more than 5,000 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and our other Securities and Exchange Commission filings made during 2009.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877.686.9779 | Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change

Revenue from services	$124,139	$205,911	(40%)	$578,237	$734,247	(21%)
Operating expenses:
Direct operating expenses	87,966	151,579	(42%)	420,856	541,660	(22%)
Selling, general and administrative expenses	28,493	39,052	(27%)	124,818	136,815	(9%)
Bad debt expense	227	264	(14%)	—	951	(100%)
Depreciation	2,128	2,285	(7%)	8,773	7,637	15%
Amortization	972	1,137	(15%)	4,018	3,166	27%
Impairment charges	1,726	244,094	(99%)	1,726	244,094	(99%)
Legal settlement charge	345	—	ND	345	—	ND
Total operating expenses	121,857	438,411	(72%)	560,536	934,323	(40%)
Income (loss) from operations	2,282	(232,500)	101%	17,701	(200,076)	109%
Other expenses (income):
Foreign exchange loss (gain)	35	(13)	369%	66	(132)	150%
Interest expense, net	1,296	2,265	(43%)	6,174	4,225	46%
Other (income)	—	—	ND	(193)	—	ND
Income (loss) before income taxes	951	(234,752)	100%	11,654	(204,169)	106%
Income tax expense (benefit)	553	(73,415)	101%	4,960	(61,224)	108%
Net income (loss)	$398	$(161,337)	100%	$6,694	$(142,945)	105%

Net income (loss) per common share:
Basic	$0.01	$(5.24)	100%	$0.22	$(4.64)	105%
Diluted	$0.01	$(5.22)	100%	$0.22	$(4.61)	105%

Weighted average common shares outstanding:
Basic	30,917	30,775		30,825	30,825
Diluted	31,108	30,934		30,999	31,007

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ND - Not determinable

Cross Country Healthcare, Inc.

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted Earnings Per Diluted Share

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change

Net income (loss)	$398	$(161,337)	100%	$6,694	$(142,945)	105%
Impairment charges (a)	1,726	244,094	(99%)	1,726	244,094	(99%)
Legal settlement charge (b)	345	—	ND	345	—	ND
Tax effect of impairment charges	(673)	(77,116)	(99%)	(673)	(77,116)	(99%)
Tax effect of legal settlement charges	(136)	—	ND	(136)	—	ND
Adjusted net income (c)	$1,660	$5,641	(71%)	$7,956	$24,033	(67%)

Net income (loss) per common share - diluted	$0.01	$(5.22)	100%	$0.22	$(4.61)	105%
Impairment charges per diluted share (a)	0.05	7.89	(99%)	0.05	7.87	(99%)
Legal settlement charge per diluted share (b)	0.01	—	ND	0.01	—	ND
Tax effect of impairment charges per diluted share	(0.02)	(2.49)	(99%)	(0.02)	(2.48)	(99%)
Tax effect of legal settlement charge per diluted share	(0.00)	—	ND	(0.00)	—	ND
Adjusted earnings per diluted share (c)	$0.05	$0.18	(72%)	$0.26	$0.78	(67%)

Weighted average common shares outstanding used in the calculation of non-GAAP adjusted earnings per diluted share	31,108	30,934		30,999	31,007

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(a)

Impairment charges in the three months and year ended December 31, 2009 relate to an impairment of a specific trademark and database in the Company's clinical trials services business segment. Impairment charges in the three months and year ended December 31, 2008 include: 1) goodwill impairment in the nurse and allied staffing business segment and 2) impairment of a specific customer relationship in the Company's clinical trials services business segment.

(b)

Legal settlement charge relates to an accrual for settlement, in principle, of a purported class action lawsuit (Maureen Petray and Carina Higareda v. MedStaff, Inc.).

(c)

Adjusted net income and adjusted earnings per diluted share, non-GAAP (Generally Accepted Accounting Principles) financial measures, are defined by net income and earnings per diluted share before the non-cash impairment charges related to goodwill and intangible assets and a legal settlement charge related to a purported class action lawsuit (named above).  Adjusted net income and earnings per diluted share should not be considered a measure of financial performance under GAAP and have been provided for consistency and comparability of the 2009 results with net income and earnings per diluted share in the prior periods.

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets (a)

(Unaudited, amounts in thousands)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and short-term cash investments	$8,569	$10,173
Restricted cash	—	5,000
Accounts receivable, net	70,172	117,794
Deferred tax assets	11,794	11,287
Income taxes receivable	7,405	977
Other current assets	8,268	16,149
Total current assets	106,208	161,380
Property and equipment, net	19,706	25,985
Trademarks, net	62,858	64,443
Goodwill, net	130,701	122,598
Other identifiable intangible assets, net	28,572	32,459
Debt issuance costs, net	1,536	2,676
Non-current deferred tax assets	5,390	15,065
Other long-term assets	1,618	1,244
Total assets	$356,589	$425,850

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,143	$12,440
Accrued employee compensation and benefits	16,140	21,334
Current portion of long-term debt	5,733	15,826
Interest rate swaps – current	1,427	—
Other current liabilities	3,113	3,831
Total current liabilities	34,556	53,431
Long-term debt	56,781	117,255
Interest rate swaps	—	2,382
Other long-term liabilities	19,181	18,759
Total liabilities	110,518	191,827

Commitments and contingencies

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	240,870	237,372
Accumulated other comprehensive loss	(2,979)	(4,834)
Retained earnings	8,177	1,482
Total stockholders’ equity	246,071	234,023

Total liabilities and stockholders’ equity	$356,589	$425,850

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(a)

Prior period data has been reclassified to conform to the current year's presentation.

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended December 31,					Year Ended December 31,
	2009	% of Total	2008	% of Total	% Change	2009	% of Total	2008	% of Total	% Change
Revenues:

Nurse and allied staffing	$65,374	53%	$123,531	60%	(47%)	$313,038	54%	$525,772	72%	(40%)
Physician staffing	33,253	27%	45,727	22%	(27%)	151,853	26%	56,558	8%	168%
Clinical trials services	14,862	12%	23,948	12%	(38%)	71,678	13%	99,129	13%	(28%)
Other human capital management services	10,650	8%	12,705	6%	(16%)	41,668	7%	52,788	7%	(21%)
	$124,139	100%	$205,911	100%	(40%)	$578,237	100%	$734,247	100%	(21%)

Contribution income (b)

Nurse and allied staffing	$7,175		$12,690		(43%)	$30,641		$53,822		(43%)
Physician staffing	3,831		4,783		(20%)	15,165		5,711		166%
Clinical trials services	918		3,364		(73%)	7,029		15,301		(54%)
Other human capital management services	1,033		1,352		(24%)	2,973		7,444		(60%)
	12,957		22,189		(42%)	55,808		82,278		(32%)
Unallocated corporate overhead	5,504		7,173		(23%)	23,245		27,457		(15%)
Depreciation	2,128		2,285		(7%)	8,773		7,637		15%
Amortization	972		1,137		(15%)	4,018		3,166		27%
Impairment charges	1,726		244,094		(99%)	1,726		244,094		(99%)
Legal settlement charge	345		—		ND	345		—		ND
Income (loss) from operations	$2,282		$(232,500)		101%	$17,701		$(200,076)		109%

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ND- not determinable

Cross Country Healthcare, Inc.

Other Financial Data

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
Net cash provided by operating activities (in thousands)	$2,443	$10,061	(76%)	$72,319	$50,993	42%

Nurse and allied staffing statistical data:
FTEs (c)	2,314	4,155	(44%)	2,735	4,463	(39%)
Weeks worked (d)	30,082	54,015	(44%)	142,220	232,076	(39%)
Average nurse and allied staffing revenue per FTE per week (e)	$2,173	$2,287	(5%)	$2,201	$2,266	(3%)

Physician staffing statistical data (f):
Days filled (g)	21,851	28,226	(23%)	95,296	34,863	173%
Revenue per days filled (h)	$1,522	$1,620	(6%)	$1,593	$1,622	(2%)

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(a)

Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(b)

Defined as income (loss) from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of weeks worked in the respective periods.  Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(f)

Days filled and physician staffing revenue for the three months ended December 31, 2008 included 8 additional days of revenue due to a change in the effective date of acquisition, as agreed to by the Sellers. Days filled and physician staffing revenue for the year ended December 31, 2008 do not include the period of time prior to the effective date of acquisition, September 1, 2008.

(g)

Days filled is calculated by dividing the total hours filled during the period by 8 hours.

(h)

Revenue per days filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.